Exhibit 99.1(a)

                                CNF INC.
           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollars in thousands)

                                                        Three Months Ended
                                                             March 31,
                                                       2003            2002
Fixed Charges:                                      ------------   ------------
  Interest Expense                                  $     7,661    $     5,885
  Capitalized Interest                                       46            248
  Amortization of Debt Expense                              331            327
  Dividend Requirement on Series B
    Preferred Stock [1]                                   2,534          2,604
  Interest Component of Rental Expense [2]                7,534          5,812
                                                    ------------   ------------
                                                    $    18,106    $    14,876
                                                    ------------   ------------

Earnings:
  Income Before Taxes                               $    29,435    $    33,222
  Fixed Charges                                          18,106         14,876
    Capitalized Interest                                    (46)          (248)
    Preferred Dividend Requirements [3]                  (2,534)        (2,604)
                                                    ------------   ------------
                                                    $    44,961    $    45,246
                                                    ------------   ------------

Ratio of Earnings to Fixed Charges:                         2.5x           3.0x
                                                    ============   ============

[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the CNF's Thrift and Stock Plan.

[2]  Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income Before Taxes.